Exhibit 5.1

July 18, 2022

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re: Registration Statement on Form S-8 for Fidelity National Information Services, Inc.

Ladies and Gentlemen:

I have acted as SVP, Sr. Deputy General Counsel and Corporate Secretary to Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of 27,600,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be offered or sold pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “2022 Omnibus Plan”) and (ii) an aggregate of 5,000,000 Shares to be offered or sold pursuant to the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “ESPP”). This opinion letter is furnished pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.

I have examined and relied upon such records, documents, certificates, and other instruments that in my judgment are necessary to form the basis of my opinion. In all such examinations, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and as to certificates of public officials, I have assumed they were properly given and accurate.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect those laws may have on my opinion. This opinion is also limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated in this letter.

Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares to be issued under the 2022 Omnibus Plan and the ESPP, respectively, are duly authorized and, when issued by the Company pursuant to the terms of the 2022 Omnibus Plan and the ESPP, respectively, will be validly issued, fully paid, and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinion contained herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby concede that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the General Rules and Regulations thereunder.

Sincerely,

/s/ Charles H. Keller
Charles H. Keller
SVP, Sr. Deputy General Counsel and Corporate Secretary